EXHIBIT 5.1

[Letterhead of Ballard Spahr LLP]

August 5, 2015

LTC Properties, Inc.

2829 Townsgate Road

Suite 350

Westlake Village, California 91361

Re:                             LTC Properties, Inc., a Maryland corporation (the “Company”) — Issuance and sale of up to $200,000,000 maximum aggregate gross sales price of shares (the “Shares”) of common stock, par value one cent ($.01) per share (the “Common Stock”), of the Company, pursuant to a Registration Statement on Form S-3 (Registration No. 333-190048), as amended and supplemented (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

i.                  the corporate charter of the Company (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on May 12, 1992, Articles of Amendment and Restatement filed with the Department on August 3, 1992, Articles Supplementary filed with the Department on March 7, 1997, Articles of Amendment filed with the Department on June 26, 1997, Articles Supplementary filed with the Department on December 17, 1997, Articles Supplementary filed with the Department on September 2, 1998, Articles Supplementary filed with the Department on May 11, 2000, Articles Supplementary filed with the Department on June 24, 2003, Articles Supplementary filed with the Department on September 16, 2003; Articles Supplementary filed with the Department on February 19, 2004; Articles Supplementary filed with the Department on April 1, 2004; Articles Supplementary filed with the Department on April 1, 2004; Articles of Amendment filed with the Department on June 24, 2004; Articles Supplementary filed with the Department on July 16, 2004; Certificate of Correction filed with the Department on August 3, 2004; Articles of Restatement filed with the Department on August 4, 2009; Articles of Amendment filed with the Department on September 13, 2012; Articles Supplementary filed with the Department on September 13, 2012; and Articles of Restatement filed with the Department on September 13, 2012;

ii.               the Bylaws of the Company as adopted on May 15, 1992, ratified on or as of May 19, 1992, amended on or as of October 17, 1995, September 1, 1998, May 2, 2000 and August 28, 2003, amended and restated on August 3, 2009 and further amended on or as of February 10, 2015, and restated on or as of June 2, 2015, and in full force and effect on the date hereof (the “Bylaws”);

iii.            the minutes of the organizational action of the Board of Directors of the Company, dated as of May 19, 1992 (the “Organizational Minutes”);

iv.           resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, on or as of July 29, 2015 and August 4, 2015 (collectively, the “Directors’ Resolutions”);

v.              the Registration Statement, the related final prospectus supplement dated August 5, 2015 (the “Prospectus Supplement”) and final base prospectus dated July 19, 2013 (the “Base Prospectus”);

vi.           a copy of each of the following agreements (each, an “Equity Distribution Agreement” and, collectively, the “Equity Distribution Agreements”): the Equity Distribution Agreement dated as of August 5, 2015, by and between the Company and JMP Securities LLC, the Equity Distribution Agreement dated August 5, 2015 by and between the Company and Canaccord Genuity Inc., and the Equity Distribution Agreement dated August 5, 2015 by and between the Company and Mizuho Securities USA Inc.;

vii.        a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

viii.     a certificate of Wendy L. Simpson, Chief Executive Officer and President of the Company, and Pamela Shelley-Kessler, Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions and the form, approval, execution and delivery of each Equity Distribution Agreement; and

ix.           such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

a.              each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

b.              each natural person executing any of the Documents is legally competent to do so;

c.               any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

d.              the aggregate gross sales price of all of the Shares issued and sold pursuant to the Equity Distribution Agreements will not exceed $200,000,000, and the aggregate number of Shares issued and sold pursuant to the Equity Distribution Agreements will not exceed the maximum number authorized for issuance in the Directors’ Resolutions;

e.               the price per share to be received by the Company for each Share issued and sold pursuant to the Equity Distribution Agreements (net of sales agent commissions) will be determined in accordance with, and will not be less than the minimum price per share set forth in, the Directors’ Resolutions;

f.                upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock of the Company that the Company is authorized to issue under its Charter;

g.               none of the Shares will be issued or transferred in violation of the provisions of Article Ninth of the Charter of the Company captioned “Limitations on Ownership”; and

h.              none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.              The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.              The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor, in accordance with the terms of the Directors’ Resolutions and the Equity Distribution Agreements, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP